TRICCAR, Inc. 8-K

Exhibit 99.1

Contact: Mark C. Hamilton
Tel.: (702) 330-2430
Email: media@triccar.com

TRICCAR ANNOUNCES $18.5 MILLION PRIVATE PLACEMENT INVESTMENT

~ Antonomastic Investment Holdings to receive 11.6 million Class A shares and seat on TRICCAR Board of Directors ~

LAS VEGAS, July 13, 2020 – TRICCAR, Inc. (OTC: FOSI), a bioceutical development and marketing firm, announced that it has completed an agreement for an investment of $18,594,692 via private placement in the public entity from Antonomastic Investment Holdings, Ltd., resulting in the sale of 11,621,683 shares of common stock at $1.60 per share. As part of the investment, Nairobi, Kenya based Antonomastic Investment Holdings, Ltd. will appoint an as yet to be determined member to TRICCAR’s board of directors.

“The investment by AntonomasticInvestment Holdings was initially set forth in a Letter of Intent signed December 6, 2019 with TRICCAR Holdings, Inc., prior to the merger between TRICCAR Holdings and Frontier Oilfield Services,” said Bill Townsend, President and CEO of TRICCAR, Inc. “The delay in completing the investment was largely due to the SARS-Cov-2 pandemic. The financing round will be used for operations and international expansion of TRICCAR products and technologies, including the general market introduction of the AVL™ antiviral formula in time for the 2020 influenza season.”

As a condition of the investment, TRICCAR, Inc. will issue Class A Common Stock to Antonomastic Investment Holdings, bringing TRICCAR, Inc.’s total outstanding and issued shares to 111,621,683.

About TRICCAR

TRICCAR, Inc. is a Las Vegas, Nevada-based biomedical company, creating bioceutical solutions that support the health of those suffering from the world’s most common illnesses and conditions, including, obesity, hypothyroidism, calcium deficiency, pain, diabetic neuropathy, and trigeminal neuralgia. The Company competes in markets estimated at $1 trillion in annual sales for human and animal formulations. TRICCAR products have not been evaluated by the FDA and are not intended to diagnose, treat, cure, or prevent any disease.

For additional information on TRICCAR, please visit http://www.triccar.com.

Forward Looking Statement Disclosure

This communication contains forward-looking statements. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Accordingly, these statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Our actual results could differ materially from those anticipated in such forward-looking statements.

Any or all of our forward-looking statements herein may turn out to be inaccurate. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. We have provided links to certain other web sites that may or may not provide material that is informative, and any information contained therein should not be considered a representation by the Company as to facts or materials contained therein.

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